Exhibit 4.1

AMENDMENT NO. 1 TO PREFERRED STOCK RIGHTS AGREEMENT

This Amendment No. 1, dated as of December 31, 2009 (the “Amendment”), is made by and between Internap Network Services Corporation, a Delaware corporation (the “Company”) and American Stock Transfer and Trust Company, as Rights Agent (the “Rights Agent”), to the Preferred Stock Rights Agreement, dated as of April 22, 2007 (the “Rights Agreement”) by and between the Company and the Rights Agent. Capitalized terms not defined herein shall have the respective meaning ascribed to them in the Rights Agreement as originally executed.

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement and constitute the only parties to the Rights Agreement;

WHEREAS, Section 27 of the Rights Agreement provides, among other things, that prior to the occurrence of a Distribution Date, the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights and the Rights Agent shall, if the Company so instructs, execute such supplement or amendment, and that upon the delivery of a certificate from an appropriate officer of the Company that states that such supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment;

WHEREAS, the Board of Directors of the Company believes it is in the best interests of the Company and its stockholders to amend Section 1(r) of the Rights Agreement to accelerate the Final Expiration Date under the Rights Agreement and for the Company’s officers to take such actions necessary to terminate the Rights Agreement; and

WHEREAS, as of the time immediately prior to the execution of this Amendment, the Distribution Date had not occurred.

NOW, THEREFORE, in consideration of the promises and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1.           Amendment to Definition of Final Expiration Date. Section 1(r) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

(r)	“Final Expiration Date” shall mean the Close of Business on December 31, 2009.

2.           Amendment to Form of Rights Certificate. The Form of Rights Certificate attached as Exhibit B to the Rights Agreement is hereby amended to replace the date “March 23, 2017” with the date “December 31, 2009” in all places where such date appears.

3.           Direction to Rights Agent; Certification by Officer. By execution of this Amendment by the Company, the Company hereby directs the Rights Agent to execute this Amendment in its capacity as Rights Agent pursuant to the Rights Agreement and in accordance with the terms of Section 27 of the Rights Agreement. The officer of the Company executing this Amendment on behalf of the Company hereby as an appropriate officer of the Company certifies on behalf of the Company that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement. For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Amendment, this Amendment does not affect the Rights Agent’s own rights, duties, obligations or immunities under the Rights Agreement.

4.           Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within the State.

5.           Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute one and the same instrument.

6.           Rights Agreement as Amended. Upon the expiration of the Rights in accordance with the terms of the Rights Agreement, as amended hereby, the Rights Agreement shall be terminated and of no further force or effect whatsoever without any further action on the part of the Company or the Rights Agent.

7.           Notice. The Company and the Rights Agent hereby waive any notice requirement under the Rights Agreement pertaining to this Amendment or any of the matters covered by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

INTERNAP NETWORK SERVICES CORPORATION

By:	/s/ Richard P. Dobb
Richard P. Dobb
Chief Administrative Officer and General Counsel

AMERICAN STOCK TRANSFER AND TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Herbert J. Lemmer
Vice President